Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-203233) pertaining to the First Interstate BancSystem, Inc. 2015 Equity and Incentive Plan; Registration Statement (Form S-3 No. 333-237226) pertaining to a shelf registration; and Registration Statement (Form S-8 No. 333-272210) pertaining to the First Interstate BancSystem, Inc. 2023 Equity and Incentive Compensation Plan, of our reports dated February 29, 2024, relating to the consolidated financial statements (on which our report is unqualified) of First Interstate BancSystem, Inc. (the Company) and the effectiveness of the Company’s internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10‑K of the Company for the year ended December 31, 2023.

/s/ RSM US LLP

Des Moines, Iowa
February 29, 2024